EXHIBIT 10.1

TAX ALLOCATION AGREEMENT

by and between

ACACIA RESEARCH CORPORATION

and

COMBIMATRIX CORPORATION

December 21, 2006

TABLE OF CONTENTS

i

Section 6.11 Schedules	22
Section 6.12 Termination	22
Section 6.13 Waivers; Remedies	22
Section 6.14 Counterparts	22
Section 6.15 Performance	22
Section 6.16 Interpretation	22
Section 6.17 Dispute Resolution	23

SCHEDULE 1.01	COMBIMATRIX TAX GROUP MEMBERS
SCHEDULE 2.01(f)	TAX RETURNS TO BE FILED BY NON-RESPONSIBLE PARTY
SCHEDULE 3.02(a)	COMBIMATRIX TAX ACT
SCHEDULE 3.02(b)	COMBIMATRIX TAX REPRESENTATION LETTER
SCHEDULE 3.02(c)	PRE-DISTRIBUTION TAX-FREE TRANSACTIONS

ii

TAX ALLOCATION AGREEMENT

THIS TAX ALLOCATION AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2006, by and between ACACIA RESEARCH CORPORATION, a Delaware corporation (“Acacia”), and COMBIMATRIX CORPORATION, a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Acacia (“CombiMatrix”).

RECITALS

A.  The Acacia Board (as defined herein) has determined that it is appropriate and desirable, subject to the terms and conditions contained in the Distribution Agreement by and between Acacia and CombiMatrix dated as of the date hereof (“Distribution Agreement”) for Acacia to distribute on a pro rata basis to holders of shares of CBMX Tracking Stock (as defined herein) the outstanding shares of CombiMatrix Common Stock (as defined herein) owned by Acacia.

B.  Acacia and CombiMatrix wish to provide for and agree upon the allocation between the Acacia Tax Group (as defined herein) and the CombiMatrix Tax Group (as defined herein) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as defined herein) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the respective agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Distribution Agreement.

“Acacia” shall have the meaning ascribed thereto in the preamble.

“Acacia Board” shall mean the Board of Directors of Acacia or a duly authorized committee thereof.

“Acacia Business” shall have the meaning ascribed thereto that term in the Distribution Agreement.

“Acacia/CombiMatrix Tax Group” shall mean any corporation or other legal entity which is a member of the Acacia Tax Group or the CombiMatrix Tax Group but only with respect to taxable periods (or portions thereof) ending on or before or including the Distribution Date.

“Acacia Group Employees and Former Employees” shall mean individuals (i) who are employees of any member of the Acacia Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options or Restricted Stock held by such individuals, or (ii) whose most recent employment with any member of the Acacia Tax Group or the CombiMatrix Tax Group prior to such date was more closely associated with the Acacia Business or some other business rather than the CombiMatrix Business.

“Acacia Restricted Stock” shall mean shares of CBMX Tracking Stock subject to restrictions on transferability and subject to a substantial risk of forfeiture.

“Acacia Tax Group” shall mean (i) Acacia, (ii) any corporation or other legal entity which Acacia directly or indirectly owns immediately following the Distribution Date other than a member of the CombiMatrix Tax Group, and (iii) any other corporation or other legal entity which Acacia directly or indirectly owned at any time prior to the Distribution Date (but only with respect to the period such corporation or other entity was so owned by Acacia) other than a member of the CombiMatrix Tax Group.

“Actually Realized” shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes (including estimated Taxes) payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

“CBMX Tracking Stock” shall mean the Acacia Research-CombiMatrix Common, par value of $0.001 per share, of Acacia.

“CBMX Stock Options” shall mean options to acquire CBMX Tracking Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

“CombiMatrix” shall have the meaning ascribed thereto in the preamble.

“CombiMatrix Business” shall have the meaning ascribed thereto that term in the Distribution Agreement.

“CombiMatrix Common Stock” shall mean the Common Stock, par value $0.001 per share, of CombiMatrix.

“CombiMatrix Common Stock Options” shall mean options to acquire CombiMatrix Common Stock.

“CombiMatrix Group Employees and Former Employees” shall mean individuals (i) who are employees of any member of the CombiMatrix Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options held by such individuals or (ii) whose most recent employment with any member of the Acacia Tax Group or the CombiMatrix Tax Group prior to such date was more closely associated with the CombiMatrix Business or some other business rather than the Acacia Business.

“CombiMatrix Tax Act” shall have the meaning set forth in Section 3.02(a).

“CombiMatrix Tax Group” shall mean (i) CombiMatrix and (ii) any corporation or other legal entity set forth on Schedule 1.01.

“CombiMatrix Tax Representation Letter” shall mean the letter delivered by CombiMatrix to Acacia on the Distribution Date, substantially in the form set forth in Schedule 3.02(b).

“Compensation Payments” shall mean all non-qualified employee benefit plan and welfare benefit plan payments made under the Employee Matters Agreement dated the date hereof by and between Acacia and CombiMatrix.

“Distribution” shall mean the distribution of the CombiMatrix Common Stock on a pro rata basis to holders of CBMX Tracking Stock on the Distribution Date pursuant to the Distribution Agreement.

“Distribution Agreement” shall have the meaning ascribed thereto in Recital A of this Agreement.

“Distribution Transaction” shall mean any transaction undertaken in connection with the Distribution.

“Distribution Date” shall mean the date on which the Distribution occurs (or, if different, the date on which the Distribution is deemed to occur for U.S. federal Income Tax purposes). For purposes of this Agreement, the Distribution shall be deemed effective as of 5:00 p.m. (Pacific Standard Time) on the Distribution Date.

“Foreign Income Tax” shall mean any Income Tax other than a U.S. federal, state or local Income Tax.

“Foreign Income Tax Returns” shall mean any Income Tax Return which is not a U.S. federal, state or local Income Tax Return.

“Income Tax” shall mean (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or (b) any U.S. state or local franchise Tax; including in the case of each of (a) and (b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Income Tax Benefit” shall mean for any taxable period the excess of (i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

“Income Tax Detriment” shall mean for any taxable period the excess of (i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

“Income Tax Return” shall mean any Tax Return that relates to Income Taxes.

“Indemnitee” shall have the meaning set forth in Section 3.03.

“Indemnitor” shall have the meaning set forth in Section 3.03.

“Indemnity Issue” shall have the meaning set forth in Section 3.03.

“IRS” shall mean the Internal Revenue Service.

“Non-Income Tax” shall mean any Tax other than an Income Tax.

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a governmental entity).

“Post-Distribution Taxable Period” shall mean a taxable period beginning after the Distribution Date.

“Post-Distribution Tax Act” shall have the meaning set forth in Section 3.01(a).

“Post-Tax Indemnification Period” shall mean any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean a taxable period ending on or before the Distribution Date.

“Restricted Stock” shall mean CBMX Restricted Stock or CombiMatrix Restricted Stock.

“Reverse Timing Difference” shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

“Rights” shall have the meaning ascribed thereto in the Distribution Agreement.

“Separation Agreements” shall have the meaning ascribed thereto in the Distribution Agreement.

“Stock Options” shall mean CombiMatrix Common Stock Options or CBMX Tracking Stock Options.

“Straddle Period” shall mean a taxable period that includes but does not end on the Distribution Date.

“Tax” and “Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

“Tax Authority” shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

“Tax Group” shall mean the Acacia Tax Group or the CombiMatrix Tax Group, as the case may be.

“Tax Indemnification Period” shall mean any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.

“Tax Return” shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

“Timing Difference” means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

Section 1.02  Schedules, etc. References to a “Schedule” are, unless otherwise specified, to a Schedule attached to this Agreement; references to “Section” or “Article” are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to “sub-section” are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.

ARTICLE II

FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS

Section 2.01  Preparation of Tax Returns.

(a)  United States Federal Income Tax Returns.

(i)  Acacia shall prepare and file or cause to be prepared and filed all U.S. federal Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Acacia/CombiMatrix Tax Group for any Pre-Distribution Taxable Period or Straddle Period or (B) a member of the Acacia Tax Group for any Post-Distribution Taxable Period. CombiMatrix hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Acacia as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. federal Income Tax Returns of Acacia’s affiliated group.

(ii)  All U.S. federal Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the CombiMatrix Tax Group which are not the responsibility of the Acacia Tax Group are the responsibility of the CombiMatrix Tax Group.

(b)  United States State and Local Income Tax Returns.

(i)  Acacia shall prepare and file or cause to be prepared and filed all U.S. state and local Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Acacia/CombiMatrix Tax Group for any Pre-Distribution Taxable Period or Straddle Period including consolidated, combined and unitary Tax Returns including a member of the CombiMatrix Tax Group, (B) any member of the CombiMatrix Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both an Acacia business and a CombiMatrix business or (C) a member of the Acacia Tax Group for any Post-Distribution Taxable Period. CombiMatrix hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Acacia as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. state and local Income Tax Returns of members of the Acacia Tax Group.

(ii)  All U.S. state and local Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the CombiMatrix Tax Group which are not the responsibility of the Acacia Tax Group shall be the responsibility of the CombiMatrix Tax Group.

(c)  Foreign Income Tax Returns.

(i)  Acacia shall prepare and file or cause to be prepared and filed all Foreign Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Acacia Tax Group for any Pre-Distribution Taxable Period or Straddle Period, (B) a member of the CombiMatrix Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts, or has conducted, both an Acacia business and a CombiMatrix business, or (C) a member of the Acacia Tax Group for any Post-Distribution Taxable Period. CombiMatrix hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Acacia as its agent to take any and all actions necessary or incidental to the preparation and filing of such Foreign Income Tax Returns of members of the Acacia Tax Group.

(ii)  All Foreign Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the CombiMatrix Tax Group which are not the responsibility of the Acacia Tax Group shall be the responsibility of the CombiMatrix Tax Group.

(d)  Non-Income Tax Returns.

(i)  Acacia shall prepare and file or cause to be prepared and filed all Tax Returns (including amendments thereto) which are Non-Income Tax Returns which are required to be filed in respect of (A) a member of the Acacia Tax Group for any Pre-Distribution Taxable Period or Straddle Period), (B) any member of the CombiMatrix Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both an Acacia business and a CombiMatrix business or (C) a member of the Acacia Tax Group for any Post-Distribution Taxable Period. CombiMatrix hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Acacia as its agent to take any and all actions necessary or incidental to the preparation and filing of such non-U.S. federal Income Tax Returns.

(ii)  All Non-Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the CombiMatrix Tax Group which are not the responsibility of the Acacia Tax Group shall be the responsibility of the CombiMatrix Tax Group.

(e)  Consistent with Past Practice; Review by Non-Responsible Party. Unless Acacia and CombiMatrix otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 2.01 filed after the date of this Agreement for Pre-Distribution Taxable Periods or Straddle Periods, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Upon the request of the non-responsible party, the party responsible under this Section 2.01 for preparation of a particular Tax Return for Pre-Distribution Taxable Periods or Straddle Periods shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

(f)  Responsibility for Filing. Although, pursuant to this Agreement, Acacia or CombiMatrix may be responsible for filing a particular Tax Return, Acacia and CombiMatrix have agreed that the actual preparation and filing of certain Tax Returns will be done by the non-responsible party. Schedule 2.01(f) attached hereto sets forth a schedule specifying such Tax Returns. Acacia and CombiMatrix may agree from time to time to additions to or deletions from Schedule 2.01(f).

Section 2.02  Payment of Taxes.

(a)  United States Federal Income Taxes. Except as otherwise provided in this Agreement:

(i)  Acacia shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated U.S. federal Income Tax liability for (A) all members of the Acacia Tax Group for any Pre-Distribution Taxable Period or Straddle Period, including consolidated Tax Returns also including a member of the CombiMatrix Tax Group, and (B) any member of the Acacia Tax Group for any Post-Distribution Taxable Period, provided, however, that CombiMatrix, on behalf of the CombiMatrix Tax Group hereby assumes and agrees to pay directly to or at the direction of Acacia, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such U.S. federal Income Tax liability of any member of the CombiMatrix Tax Group attributable to the CombiMatrix business, assets or activities allocated between the Acacia Tax Group, on the one hand, and the CombiMatrix Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

(ii)  CombiMatrix shall pay or cause to be paid, on a timely basis, all U.S. federal Income Taxes of the CombiMatrix Tax Group which are not the responsibility of the Acacia Tax Group.

(b)  United States State and Local Income Taxes. Except as otherwise provided in this Agreement:

(i)  Acacia shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the state and local Income Tax liability for (A) all members of the Acacia Tax Group for any Pre-Distribution Taxable Period or Straddle Period, including consolidated, combined and unitary Tax Returns also including a member of the CombiMatrix Tax Group, (B) any member of the CombiMatrix Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both an Acacia business and a CombiMatrix business, and (C) any member of the Acacia Tax Group for any Post-Distribution Taxable Period, provided, however, that CombiMatrix, on behalf of the CombiMatrix Tax Group hereby assumes and agrees to pay directly to or at the direction of Acacia, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such U.S. state and local Income Tax liability of any member of the CombiMatrix Tax Group attributable to the CombiMatrix business, assets or activities allocated between the Acacia Tax Group, on the one hand, and the CombiMatrix Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

(ii)  CombiMatrix shall pay or cause to be paid, on a timely basis, all U.S. state and local Income Taxes of the CombiMatrix Tax Group which are not the responsibility of the Acacia Tax Group.

(c)  Foreign Income Taxes. Except as otherwise provided in this Agreement:

(i)  Acacia shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Foreign Income Tax liability for (A) all members of the Acacia Tax Group for any Pre-Distribution Taxable Period or Straddle Period, (B) any member of the CombiMatrix Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts, or has conducted, both an Acacia business and a CombiMatrix business, or (C) any member of the Acacia Tax Group for any Post-Distribution Taxable Period, provided, however, that CombiMatrix, on behalf of the CombiMatrix Tax Group hereby assumes and agrees to pay directly to or at the direction of Acacia, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such Foreign Income Tax liability of any member of the CombiMatrix Tax Group attributable to the CombiMatrix business, assets or activities allocated between the Acacia Tax Group, on the one hand, and the CombiMatrix Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

(ii)  CombiMatrix shall pay or cause to be paid, on a timely basis, all Foreign Income Taxes which are not the responsibility of the Acacia Tax Group.

(d)  Non-Income Taxes. Except as otherwise provided in this Agreement:

(i)  Acacia shall pay or cause to be paid, on a timely basis, all Taxes which are Non-Income Taxes due with respect to the Tax liability for (A) all members of the Acacia Tax Group for any Pre-Distribution Taxable Period, Straddle Period or Post-Distribution Taxable Period, (B) any member of the CombiMatrix Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both an Acacia business and a CombiMatrix business and (C) a member of the Acacia Tax Group for any Post-Distribution Taxable Period, provided, however, that CombiMatrix, on behalf of the CombiMatrix Tax Group hereby assumes and agrees to pay directly to or at the direction of Acacia, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such Non-Income Tax liability of any member of the CombiMatrix Tax Group, attributable to the CombiMatrix business, assets or activities.

(ii)  CombiMatrix shall pay or cause to be paid, on a timely basis, all Taxes which are Non-Income Taxes which are not the responsibility of the Acacia Tax Group.

(e)  Employment Taxes. CombiMatrix shall pay or cause to be paid, on a timely basis, all employment Taxes for all Pre-Distribution Taxable Periods, Straddle Periods and Post-Distribution Taxable Periods attributable to (I) any employee of the CombiMatrix Tax Group on the day following the Distribution Date or (II) any individual who was neither an employee of the CombiMatrix Tax Group or the Acacia Tax Group on the day following the Distribution Date but whose most recent employment prior to the Distribution Date with any member of the CombiMatrix Tax Group or the Acacia Tax Group was more closely associated with the CombiMatrix Business rather than the Acacia Business.

(f)  Post-Distribution Date Taxes. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Returns pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

(g)  Credit for Prior Tax Payments. To the extent any member of a Tax Group has made a payment of Taxes (including estimated Taxes) on or before the Distribution Date, the party liable for paying such Taxes under this Agreement shall be entitled to treat the payment as having been paid or caused to have been paid by such party, and such party shall not be required to reimburse the party which actually paid such Taxes.

(h)  Responsibility for Payment; Notice of Payment Due. Although Acacia or CombiMatrix may be responsible for paying a particular Tax liability, Acacia and CombiMatrix may agree that the actual payment to a Taxing Authority of certain Tax liabilities will be made by the non-responsible party. Acacia and CombiMatrix may agree to prepare a schedule setting forth such Tax liabilities and may agree from time to time to additions to or deletions from such schedule. In each case where Acacia or CombiMatrix, as the case may be, is required to make payment of Taxes to the other party, Acacia or CombiMatrix, as the case may be shall notify the other party as to the amount of Taxes due from the other party at least five days prior to the date payment (including estimated payment) is due.

Section 2.03  Tax Refunds and Carrybacks.

(a)  Retention and Payment of Tax Refunds. Except as otherwise provided in this Agreement, Acacia shall be entitled to retain, and to receive within ten days after Actually Realized by the CombiMatrix Tax Group, the portion of all refunds or credits of Taxes for which the Acacia Tax Group is liable pursuant to Section 2.02 or Section 3.01(a) or is treated as having paid or caused to have been paid pursuant to Section 2.02(d), and CombiMatrix shall be entitled to retain, and to receive within ten days after Actually Realized by the Acacia Tax Group, the portion of all refunds or credits of Taxes for which the CombiMatrix Tax Group is liable pursuant to Section 2.02 or Section 3.01(b) or is treated as having paid or caused to have been paid pursuant to Section 2.02(d). The amount of any refund or credit of Taxes to which Acacia or CombiMatrix is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any Taxes incurred by the CombiMatrix Tax Group, in the case of a refund or credit to which Acacia is entitled, or the Acacia Tax Group, in the case of a refund or credit to which CombiMatrix is entitled, upon the receipt of such refund or credit.

(b)  Carrybacks; Carryforwards. Unless the parties otherwise agree in writing, CombiMatrix shall elect and shall cause each member of the CombiMatrix Tax Group to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Distribution Date that could, in the absence of such election, be carried back to a Pre-Distribution Taxable Period. Except as otherwise provided in this Agreement, notwithstanding the provisions of Section 2.03(a), (i) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the CombiMatrix Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the CombiMatrix Tax Group, (ii) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Acacia Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Acacia Tax Group, and (iii) any refund or credit of Taxes resulting from a carryback of any item of federal Income Taxes attributable to the Acacia/CombiMatrix Tax Group (including derivative state and local refunds or credits) shall be for the account and benefit of the party to this Agreement that generated such benefit, which shall be determined on a case-by-case basis by a nationally recognized accounting firm selected by Acacia and reasonably satisfactory to CombiMatrix.

(c)  Refund Claims. Acacia shall be permitted to file at Acacia’s sole expense, and CombiMatrix shall reasonably cooperate with Acacia in connection with, any claims for refund of Taxes to which Acacia is entitled pursuant to this Section 2.03 or any other provision of this Agreement. Acacia shall reimburse CombiMatrix for any reasonable out-of-pocket costs and expenses incurred by any member of the CombiMatrix Tax Group in connection with such cooperation. CombiMatrix shall be permitted to file at CombiMatrix’s sole expense, and Acacia shall reasonably cooperate with CombiMatrix in connection with, any claims for refunds of Taxes to which CombiMatrix is entitled pursuant to this Section 2.03 or any other provision of this Agreement. CombiMatrix shall reimburse Acacia for any reasonable out-of-pocket costs and expenses incurred by any member of the Acacia Tax Group in connection with such cooperation.

Section 2.04  Allocation of Straddle Period Taxes. In the case of any Straddle Period:

(a)  Periodic Taxes. (i) The periodic Taxes of a member of the Acacia Tax Group or the CombiMatrix Tax Group or its business, assets or activities that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period; and (ii) the periodic taxes of a member of the Acacia Tax Group or the CombiMatrix Tax Group or its business, assets or activities that are not based on income or receipts for the portion of any Straddle Period beginning on the day after the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period.

(b)  Non-Periodic Taxes. (i) The Taxes of a member of the Acacia Tax Group or the CombiMatrix Tax Group or its business, assets or activities for that portion of any Straddle Period ending on the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a “closing-of-the-books” basis as if such taxable period ended as of the close of business on the Distribution Date, and, in the case of any Taxes of a member of the Acacia Tax Group or the CombiMatrix Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other “flowthrough” entity, as if the taxable period of such partnership or other “flowthrough” entity ended on the Distribution Date; and (ii) the Taxes of a member of the Acacia Tax Group or the CombiMatrix Tax Group or its business, assets or activities for that portion of any Straddle Period beginning after the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a “closing-of-the-books” basis as if such taxable period began on the day after the Distribution Date, and, in the case of any Taxes of a member of the Acacia Tax Group or the CombiMatrix Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other “flowthrough” entity, as if the taxable period of such partnership or other “flowthrough” entity began as of the day after the Distribution Date.

(c)  The Taxes of the Acacia Tax Group and the CombiMatrix Tax Group with respect to any Tax Return for a Straddle Period which includes a member of each of the Acacia Tax Group and the CombiMatrix Tax Group or their respective businesses, assets or activities shall be allocated between the Acacia Tax Group, on the one hand, and the CombiMatrix Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

ARTICLE III

TAX INDEMNIFICATION; TAX CONTESTS

Section 3.01  Indemnification.

(a)  Acacia Indemnification. Subject to Section 3.01(b) and Section 3.02, Acacia shall indemnify, defend and hold harmless each member of the CombiMatrix Tax Group and each of their respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

(i)  all Taxes of the Acacia Tax Group other than any Taxes for which CombiMatrix is liable pursuant to Section 2.02(e);

(ii)  all Taxes of the CombiMatrix Tax Group for all Pre-Distribution Taxable Periods and all Straddle Periods for which Acacia is liable pursuant to Section 2.02 or 3.02;

(iii)  all liability as a result of Treasury Regulation Section 1.1502-6(a) (which imposes several liability on members of an affiliated group that file a U.S. federal consolidated Income Tax return) or comparable U.S. state or local provision for Income Taxes of any person which is or has ever been affiliated with any member of the Acacia/CombiMatrix Tax Group or with which any member of the Acacia/CombiMatrix Tax Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Income Tax Return for any Tax period ending on or before or including the Distribution Date except to the extent the CombiMatrix Tax Group is liable for such Taxes pursuant to Section 2.02 or 3.02;

(iv)  all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Acacia Tax Group of any representation, warranty, covenant or obligation under this Agreement;

(v)  all liability for a breach by any member of the Acacia Tax Group of any representation, warranty, covenant or obligation under this Agreement;

(vi)  all Taxes imposed in connection with the transactions contemplated by the Separation Agreements or any other agreement entered into for the purpose of implementing the Distribution;

(vii)  all Taxes for which Acacia is liable pursuant to Section 3.02; and

(viii)  all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Notwithstanding the foregoing and subject to Section 3.01(b) and Section 3.02, Acacia shall not indemnify, defend or hold harmless any member of the CombiMatrix Tax Group from any liability for Taxes attributable to any action (including the making of an election under Section 338 of the Code) taken by any member of the CombiMatrix Tax Group after the Distribution (other than any such action expressly required or otherwise expressly contemplated by the Separation Agreements or any other agreement entered into for the purpose of implementing the Distribution or taken in the ordinary course of business) (a “Post-Distribution Tax Act”).

(b)  CombiMatrix Indemnification. CombiMatrix shall be liable for, and shall indemnify, defend and hold harmless each member of the Acacia Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

(i)  all Taxes of any member of the CombiMatrix Tax Group (other than Taxes for which Acacia provides indemnification pursuant to Section 3.01(a));

(ii)  all Taxes for which CombiMatrix is liable pursuant to Section 2.02(e).

(iii)  all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the CombiMatrix Tax Group of any representation, warranty, covenant or obligation under this Agreement;

(iv)  all liability for a breach by any member of the CombiMatrix Tax Group of any representation, warranty, covenant or obligation under this Agreement;

(v)  all Taxes for which CombiMatrix is liable pursuant to Section 3.02;

(vi)  all Taxes attributable to a Post-Distribution Tax Act; and

(vii)  all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Section 3.02  CombiMatrix Tax Acts.

(a)  Notwithstanding Section 3.01, CombiMatrix agrees to indemnify, defend and hold harmless each member of the Acacia Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Taxes resulting from any CombiMatrix Tax Act. A CombiMatrix Tax Act shall mean any action specified on Schedule 3.02(a) attached hereto.

(b)  CombiMatrix shall, and shall cause each member of the CombiMatrix Tax Group to, comply with and take no action inconsistent with the CombiMatrix Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to Acacia or the advice of Greenberg Traurig, LLP or other nationally recognized tax counsel to Acacia, which advice shall be satisfactory to Acacia, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Distribution to Acacia or the shareowners of Acacia. Notwithstanding Sections 3.01(b)(iv), 3.01(b)(v), and 3.01(b)(vii), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(b) shall be as set forth in Section 3.02(a).

(c)  Notwithstanding the foregoing, a CombiMatrix Tax Act shall not include any transaction or action specifically disclosed or specifically described in any of the Separation Agreements or, except as specifically set forth in Schedule 3.02(c) occurring on or prior to the Distribution Date, any action taken on or prior to the Distribution Date. A CombiMatrix Tax Act shall not include any action on the part of any member of the Acacia Tax Group.

Section 3.03  Notice of Indemnity. Whenever a party hereto (hereinafter an “Indemnitee”) becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Tax Group for any Tax period or require a payment hereunder by the other party (hereinafter an “Indemnity Issue”), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the “Indemnitor”) of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or a member of its Tax Group is actually prejudiced by such failure to give notice.

Section 3.04  Payments.

(a)  Timing Adjustments.

(i)  Timing Differences. If a Tax audit proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Acacia has or would otherwise have under Section 3.01(a) and/or an increase in the amount of a Tax refund or credit to which Acacia is entitled under Section 2.03, then in each Post-Tax Indemnification Period in which the CombiMatrix Tax Group Actually Realizes an Income Tax Detriment, Acacia shall pay to CombiMatrix an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Acacia shall be required to make under this Section 3.04(a)(i) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Acacia Tax Group for all taxable periods and the CombiMatrix Tax Group for all Tax Indemnification Periods as a result of such Timing Difference. Acacia shall make all such payments within ten days after CombiMatrix notifies Acacia that the relevant Income Tax Detriment has been Actually Realized.

(ii)  Reverse Timing Differences. If a Tax audit proceeding or an amendment to a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity payment obligation of Acacia under Section 3.01(a) and/or a decrease in the amount of a Tax refund or credit to which Acacia is or would otherwise be entitled under Section 2.03, then in each Post-Tax Indemnification Period in which the CombiMatrix Tax Group Actually Realizes an Income Tax Benefit, CombiMatrix shall pay to Acacia within ten days after CombiMatrix has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit, provided, however, that the aggregate payments which CombiMatrix shall be required to make under this Section 3.04(a)(ii) with respect to Reverse Timing Differences shall not exceed the aggregate amount of the Income Tax Detriments realized by the CombiMatrix Tax Group and the Acacia Tax Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

(b)  Time for Payment. Except as otherwise provided in this Section 3.04(b), any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, provided that in no event shall such payment be required to be made earlier than five (5) Business Days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority.

(c)  Payments Net of Taxes and Tax Benefits. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient’s Tax Group arising from the incurrence or payment by such recipient’s Tax Group of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient’s Tax Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder. Except as otherwise provided in this Agreement or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient’s Tax Group has Actually Realized such Tax cost or Tax benefit.

(d)  Right to Offset. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

(e)  Characterization of Payments. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

Section 3.05  Tax Contests. The Indemnitor and its representatives, at the Indemnitor’s expense, shall be entitled to participate (a) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (b) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the “Responsible Party”) with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party’s interests into account.

ARTICLE IV

OPTIONS; COMPENSATION PAYMENTS;
INTEREST CHARGE FOR LATE PAYMENTS;
CURRENCY CALCULATIONS; EFFECTIVE TIME OF TRANSACTIONS

Section 4.01  Stock Options; Restricted Shares.

(a)  Stock Option Adjustments. CBMX Tracking Stock Options outstanding at the time of the Distribution will be adjusted in accordance with the terms of the Employee Matters Agreement. Acacia Restricted Shares outstanding at the time of the Distribution will be adjusted in accordance with the terms of the underlying plan and award for such Acacia Restricted Shares and the Distribution Agreement.

(b)  Tax Deductions. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to Acacia or CombiMatrix, or Acacia and CombiMatrix otherwise agree in writing, (i) the Acacia Tax Group (and not the CombiMatrix Tax Group) shall claim any Post-Distribution Date Tax deductions in respect of CBMX Tracking Stock Options exercised by, or Acacia Restricted Shares held by, Acacia Group Employees and Former Employees, (ii) the Acacia Tax Group (and not the CombiMatrix Tax Group) shall claim any Post-Distribution Date Tax deductions in respect of CombiMatrix Common Stock Options exercised by, or CombiMatrix Restricted Shares held by, Acacia Group Employees and Former Employees and Acacia shall pay to CombiMatrix the amount received as a result of any Tax benefit realized in respect of such Tax deductions within ten days after such amount is Actually Realized by Acacia, (iii) the CombiMatrix Tax Group (and not the Acacia Tax Group) shall claim any Post-Distribution Date Tax deductions in respect of CBMX Tracking Stock Options exercised by, or Acacia Restricted Shares held by, CombiMatrix Group Employees and Former Employees and CombiMatrix shall pay to Acacia the amount received as a result of any Tax benefit realized in respect of such Tax deductions within ten days after such amount is Actually Realized by CombiMatrix, and (iv) the CombiMatrix Tax Group (and not the Acacia Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of the CombiMatrix Common Stock Options exercised by, or CombiMatrix Restricted Shares held by, CombiMatrix Group Employees and Former Employees.

(c)  Notices, Withholding, Reporting.

(i)  Acacia shall promptly notify CombiMatrix of any post-Distribution Date event giving rise to income to any CombiMatrix Group Employees and Former Employees in connection with the CBMX Tracking Stock Options and Acacia Restricted Shares and, if required by law, CombiMatrix shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Acacia shall within ten days of demand thereof reimburse CombiMatrix for all reasonable out-of-pocket expenses incurred in connection with the CBMX Tracking Stock Options and Acacia Restricted Shares, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that CombiMatrix shall use reasonable efforts to collect any such amounts required to be paid by CombiMatrix Group Employees and Former Employees from such CombiMatrix Group Employees and Former Employees.

(ii)  CombiMatrix shall promptly notify Acacia of any post-Distribution Date event giving rise to income to any non-CombiMatrix Group Employees and Former Employees in connection with the CombiMatrix Common Stock Options and CombiMatrix Restricted Shares and, if required by law, Acacia shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. CombiMatrix shall within ten days of demand thereof reimburse Acacia for all reasonable out-of-pocket expenses incurred in connection with the CombiMatrix Common Stock Options and CombiMatrix Restricted Shares, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Acacia shall use reasonable efforts to collect any such amounts required to be paid by non-CombiMatrix Group Employees and Former Employees from such non-CombiMatrix Group Employees and Former Employees.

(d)  Tax Audit Adjustments. Notwithstanding the provisions of Section 4.01(b), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.03, that all or a portion of the Tax deductions in respect of CBMX Tracking Stock Options and Acacia Restricted Shares or CombiMatrix Common Stock Options and CombiMatrix Restricted Shares should have been claimed by the CombiMatrix Tax Group or the Acacia Tax Group, respectively, the CombiMatrix Tax Group or the Acacia Tax Group, respectively, shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Acacia or CombiMatrix, as the case may be, the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the CombiMatrix Tax Group or the Acacia Tax Group, as the case may be.

(e)  Status of Directors. For purposes of this Section 4.01 (except as it relates to employment and withholding Taxes), (i) Acacia or CombiMatrix Common Stock Options and Restricted Shares held by present or former non-employee members of the Acacia Board of Directors shall be treated as held by present or former employees of Acacia, (ii) Acacia or CombiMatrix Common Stock Options and Restricted Shares held by present or former non-employee members of the CombiMatrix Board of Directors shall be treated as held by present or former employees of CombiMatrix, and (iii) notwithstanding (i) or (ii) above, Acacia or CombiMatrix Common Stock Options and Restricted Shares held by individuals who, as of the Distribution Date, were both non-employee members of the Acacia Board of Directors and non-employee members of the CombiMatrix Board of Directors shall be treated as (A) employees of Acacia with respect to CBMX Tracking Stock Options exercised by, or Acacia Restricted Shares held by, such individuals and (B) employees of CombiMatrix with respect to CombiMatrix Common Stock Options exercised by, or CombiMatrix Restricted Shares held by, such individuals.

Section 4.02  Compensation Payments.

(a)  Tax Deductions. Notwithstanding anything to the contrary in this Agreement, unless Acacia and CombiMatrix otherwise agree in writing, (i) the CombiMatrix Tax Group (and not the Acacia Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the CombiMatrix Tax Group to all other CombiMatrix Group Employees and Former Employees, and (ii) the Acacia Tax Group (and not the CombiMatrix Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Acacia Tax Group to all other CombiMatrix Group Employees and Former Employees.

(b)  Notices, Withholding, Reporting. The party responsible for making the Compensation Payments pursuant to the Employee Matters Agreement shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to all CombiMatrix Group Employees and Former Employees.

(c)  Tax Audit Adjustments. Notwithstanding the provisions of Section 4.02(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.03, that all or a portion of the Tax deductions in respect of Compensation Payments paid to CombiMatrix Group Employees and Former Employees was not available to the party claiming the Tax deduction, then the appropriate party shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to the party which had previously claimed such Tax deduction, within ten days after such Tax deduction has been Actually Realized by the such appropriate party, the amount of the resulting Tax benefit to such appropriate party.

Section 4.03  Change in Law. Notwithstanding the agreement with respect to reporting of Tax items and the claiming of the deductions set forth in Article 4 of this Agreement, neither the CombiMatrix Tax Group nor the Acacia Tax Group shall have any obligation to report any such Tax items or claim such deductions as set forth in such Article in the event that either such party determines, based on an opinion of nationally recognized tax counsel, which opinion shall be satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such deductions on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Tax Group provides prompt notice to the other Tax Group of any such determination.

Section 4.04  Interest Charge for Late Payments. Any amount due and owing by one party to the other party pursuant to this Agreement that is not paid when due shall bear interest from the due date thereof until paid at a rate equal to the JPMorgan Chase Bank base rate in effect from time to time during such period plus 1%.

Section 4.05  Currency Calculations. All currency calculations shall be made in accordance with Section 7.09 of the Distribution Agreement.

Section 4.06  Effective Time of Transaction. Acacia and CombiMatrix agree that any transaction that, pursuant to the Distribution Agreement, is expressly effective immediately after the Time of Distribution shall be treated for federal Income Tax purposes as occurring at the beginning of the day following the Distribution Date.

ARTICLE V

COOPERATION AND EXCHANGE OF INFORMATION

Section 5.01  Inconsistent Actions. Each party to this Agreement agrees (i) to, and to cause each of the relevant members of its Tax Group to, report the Distribution as a transaction described in Section 368(a)(1)(D) of the Code on all Tax Returns and other filings, (ii) to use its best efforts to ensure that the Distribution receives such treatment for U.S. federal Income Tax purposes and (iii) that, unless it has obtained the prior written consent of the other party, it (and the members of its Tax Group) shall not take any action inconsistent with, or fail to take any action required by, the Separation Agreements.

Section 5.02  Cooperation and Exchange of Information. Each party hereto agrees to provide, and to cause each member of its Tax Group to provide, such cooperation and information as such other party shall request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Acacia as an officer of CombiMatrix and each of its affiliates (for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Tax Authorities and defending audits); promptly forwarding to the other party, where relevant, copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the Tax Indemnification Period; providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including without limitation, foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess; and making its employees involved in the research and development process available to the other party and having such employees provide such assistance as the other party may require for such purposes, provided, however, that neither party shall be obligated to provide the other party Tax Returns, documentation or other information of a proprietary or confidential nature for purposes of verifying any calculation, and provided further, that in any such case where one party does not provide the other party with Tax Returns, documentation or information because it is proprietary or confidential, both parties shall cooperate in developing mutually acceptable procedures including retaining a mutually agreeable accounting firm to review such Tax Returns, documentation or information for purposes of verifying such calculation. Subject to the rights of the CombiMatrix Tax Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the CombiMatrix Tax Group with respect to Tax Returns for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

Section 5.03  Tax Records.

(a)  Acacia and CombiMatrix agree to (and to cause each member of their respective Tax Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least ten years following the Distribution Date and (ii) allow the party to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as Acacia and CombiMatrix may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

(b)  Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 5.05(a) hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party’s failure to comply.

ARTICLE VI

MISCELLANEOUS

Section 6.01  Entire Agreement; Construction. This Agreement, the Distribution Agreement, the other Separation Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Separation Agreements to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Separation Agreement, the provisions of this Agreement will control.

Section 6.02  Effectiveness. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

Section 6.03  Survival of Agreements. Except as otherwise contemplated by the Separation Agreements, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Time of Distribution.

Section 6.04  Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 6.05  Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand, telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three (3) Business Days after being so mailed (one (1) Business Day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth in Section 7.04 of the Distribution Agreement, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 6.06  Amendments. This Agreement may not be amended, modified or supplemented except by a written agreement executed by Acacia and CombiMatrix.

Section 6.07  Successors and Assigns. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party in its sole and absolute discretion other than as expressly provided herein, any party may (without obtaining any consent) assign any of its rights hereunder to a successor to all or any part of its business. Any such conveyance, assignment or transfer requiring the prior written consent of another party which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 6.08  Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement or in any schedule referred to herein to dollars or “$” shall mean U.S. dollars.

Section 6.09  Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.10  Parties in Interest. Except for the provisions of Article III relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and the respective members of their Tax Group and should not be deemed to confer upon third parties (including any employee of Acacia or CombiMatrix or of any Acacia or CombiMatrix subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.11  Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 6.12  Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Acacia Board without the approval of CombiMatrix or Acacia’s shareowners. In the event of such termination, neither party will have any liability of any kind to the other party on account of such termination.

Section 6.13  Waivers; Remedies. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Subject to Section 6.17, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 6.14  Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

Section 6.15  Performance. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party’s Tax Group.

Section 6.16  Interpretation. Any reference to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

Section 6.17  Dispute Resolution. Any dispute, claim or controversy arising out of or relating to any provision of this Agreement or the breach, performance or validity thereof will be resolved in accordance with the procedures set forth in Section 7.05 of the Distribution Agreement.

[Signature Page to Tax Allocation Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

ACACIA RESEARCH CORPORATION By: /s/ Paul Ryan Name: Paul Ryan Title: President and Chairman of Board
COMBIMATRIX CORPORATION By: /s/ Amit Kumar Name: Amit Kumar Title: President

Schedule 1.01

CombiMatrix Tax Group, Members

Existing Companies	Country
1. CombiMatrix Corporation	US
2. CombiMatrix K.K.	Japan
3. Advanced Material Sciences	US
4. CombiMatrix Molecular Diagnostics, Inc.	US
5. CombiMatrix International Holding Corporation	US
6. Leuchemix, Inc.	US

Schedule 2.01(f)
Tax Returns To Be Filed By Non-Responsible Party

None

Schedule 3.02(a)

CombiMatrix Tax Act

The actions which shall constitute a “CombiMatrix Tax Act” shall mean:

§ 355 Split-off Reorganization of CombiMatrix

--
The failure of CombiMatrix to directly continue the active conduct of the historic businesses conducted throughout the five-year period prior to the Distribution Date using its employees and/or those of its subsidiaries to perform active and substantial management and operational functions.

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The consummation of any transaction or transactions (including making any change in equity structure (in terms of either value or voting power), or transactions pursuant to any agreement, understanding, arrangement or substantial negotiations of any member of the Acacia Tax Group or any member of the CombiMatrix Tax Group occurring prior to, on or after the Distribution) pursuant to which one or more persons acquire directly or indirectly stock possessing 50% or more of the total combined voting power of all classes of stock of CombiMatrix (or any successor thereto) entitled to vote or stock possessing 50% or more of the total value of all classes of stock of CombiMatrix (or are treated as acquiring such interest pursuant to Section 355(e) as a result of the acquisition of assets of CombiMatrix or otherwise) taking into account as may be relevant under Section 355(e) acquisitions of stock of Acacia or CombiMatrix (or any successor thereto) occurring prior to, on or after the Distribution.

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The liquidation or partial liquidation of CombiMatrix, the merger into or consolidation with any corporation, or the sale or other disposition of the assets of CombiMatrix, other than (i) sales or dispositions in the ordinary course of business or (ii) transactions described in Section 368(a)(2)(C) of the Code.

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The failure of the Distribution to qualify as a Code Section 368(a)(1)(D) split-off reorganization because of a transfer of assets held by CombiMatrix to an affiliate in a transaction described in Section 351 or Section 118 of the Code.

--	The failure of CombiMatrix to satisfy the “active trade or business” test of Section 355(b) of the Code.

--
The failure of the distribution of the stock of CombiMatrix to satisfy the Code Section 355 “control” requirement because of negotiations, agreements or arrangements prior to the Distribution that are associated with a post-Distribution event.

--	Any act or conduct undertaken by CombiMatrix or any member of the CombiMatrix Tax Group which causes the Distribution to be taxable to Acacia or any member of the Acacia Tax Group.

Schedule 3.02(b)

CombiMatrix Tax Representation Letter

CombiMatrix Corporation
6500 Harbour Heights Parkway
Suite 301
Mukilteo, WA 98275

December [__], 2006
Acacia Research Corporation
500 Newport Center Dr., 7th Floor
Newport Beach, CA 92660

Dear Sirs:

In connection with the proposed Distribution, as that term is defined and described in the Distribution Agreement dated as of December [___], 2006 (the “Distribution Agreement”), between Acacia Research Corporation., a Delaware corporation (“Acacia”), and CombiMatrix Corporation, a Delaware corporation and a wholly owned subsidiary of Acacia (“CombiMatrix”), Greenberg Traurig, LLP (“GT”) will render its opinion (“Opinion”) with respect to certain United States federal income tax consequences of the Distribution. In connection with the issuance of the Opinion, GT has requested from Acacia, and Acacia has agreed to provide to GT, certain representations and warranties concerning CombiMatrix and the Distribution (“Acacia Tax Representations”). Acacia, in turn, has requested from CombiMatrix certain representation and warranties to enable Acacia to provide the Acacia Tax Representations.

Accordingly, the undersigned officer of CombiMatrix hereby represents and certifies to Acacia, after due inquiry and investigation, that the facts which are described herein are true, correct and complete in all material respects, and further certifies as follows (capitalized terms used herein and not otherwise defined herein shall have the respective meanings attributed thereto in the Tax Allocation Agreement, dated as of December [___], 2006 (the “Tax Allocation Agreement”) between Acacia and CombiMatrix):

1.    CombiMatrix was incorporated in California in 1995, reincorporated in Delaware in 2000, and reorganized on December 13, 2002, as the result of a forward triangular tax-free merger into a wholly-owned subsidiary of Acacia. CombiMatrix files its federal income tax returns on a December 31 year basis.

2.    Immediately prior to the Distribution, CombiMatrix will have outstanding one class of stock, the CombiMatrix Common Stock, all of which will be owned by Acacia.

3.    To the best of CombiMatrix’s knowledge, CombiMatrix has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, at any time during the five-year period ending on the date of the Distribution, and CombiMatrix will not be a United States real property holding corporation immediately after the Distribution.

4.    To the best of CombiMatrix’s knowledge, there are no planned or intended stock issuances, redemptions or dispositions of the stock of CombiMatrix aside from (i) any necessary recapitalization of CombiMatrix Common Stock prior to the Distribution so that the number of outstanding shares of CombiMatrix Common Stock are equal to the number of outstanding shares of Acacia Research--CombiMatrix common stock (the “Tracking Stock”), (ii) the payment of cash in lieu of fractional shares in the Distribution, (iii) the issuance of any CombiMatrix Common Stock in connection with various benefit plans or upon the exercise of any warrants (described in 10 below), and  (iv) the issuance of shares in a financing that is not part of a plan or series of related transactions pursuant to which one or more persons will acquire, directly or indirectly, a 50% or greater interest (measured by either vote or value) in CombiMatrix. The payment of cash in lieu of fractional shares of CombiMatrix is solely for the purposes of avoiding the expense and inconvenience to CombiMatrix of issuing fractional shares and does not represent separately bargained-for consideration. The method used for handling fractional share interests is designed to limit the amount of cash received by any one shareholder to less than the value of one full share of CombiMatrix Common Stock.

5.    Acacia has maintained “control” of CombiMatrix within the meaning of Sections 368(a)(1)(D) and 368(c) of the Code since December 13, 2002. Taking into account the CombiMatrix fractional shares, as described above, Acacia’s shareholders will be in “control” of CombiMatrix immediately after the Distribution.

6.    The fair market value of the CombiMatrix Common Stock and other consideration to be received by each shareholder of Acacia will be approximately equal to the fair market value of the CombiMatrix Tracking Stock surrendered by the shareholders in the exchange.

7.    Immediately prior to the Distribution, Acacia will recapitalize CombiMatrix so that the number of outstanding shares of CombiMatrix Common Stock are equal to the number of outstanding shares of CombiMatrix Tracking Stock.

8.    CombiMatrix will not have any debt (long-term or short-term) owed to unrelated third party creditors at the time of the Distribution.

9.    Any intercompany debt owed by CombiMatrix and its subsidiaries to Acacia and its subsidiaries will be settled and eliminated. No intercompany debt will exist between the Acacia Tax Group and the CombiMatrix Tax Group immediately after the Distribution other than (1) intercompany debt that will be repaid in connection with the Distribution and (ii) certain obligations pursuant to the Distribution Agreement.

10.          At the time of Distribution, CombiMatrix will issue to the persons specified on Schedule 1, warrants to purchase a number of shares of CombiMatrix Common Stock (“CombiMatrix Warrant”), in respect of a warrant currently held by such persons to purchase the number of shares of CombiMatrix Tracking Stock (“AR-CBMX Warrant”). At the time of the Distribution, the AR-CBMX Warrant will be adjusted to become, in addition to the AR-CBMX Warrant, the CombiMatrix Warrant. The exercise prices of the CombiMatrix Warrant and the AR-CBMX Warrant and the number of shares subject to such warrants will be adjusted using a formula that will ensure that (1) the aggregate intrinsic values of the warrants immediately before and after the Distribution are the same, (2) the ratio of the exercise price per warrant to the market value per share is the same immediately before and after the Distribution, and (3) the vesting provisions and exercise period of the CombiMatrix Warrant are the same as the original vesting provisions and exercise period of the AR-CBMX Warrant.

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11.    None of the CombiMatrix Warrants should be considered a stock interest.

12.    Aside from the CombiMatrix Common Stock outstanding at the time of the Distribution, CombiMatrix will have no stock interests outstanding at the time of the Distribution.

13.    None of the shareholders of Acacia will receive debt securities of CombiMatrix in the Distribution.

14.    Acacia has no debt security holders. No debt securities are to be exchanged in the Distribution.

15.    The stock options to be issued by CombiMatrix as compensation to employees, directors and/or independent contractors (i) will contain customary terms and conditions, (ii) will be granted in connection with the performance of services for CombiMatrix or a person related to the grantor under section 355(d)(7)(A) of the Code, (iii) will not be excessive by reference to the services performed, (iv) will be nontransferable within the meaning of Treasury Regulation Section 1.83-3(d) immediately after the Distribution or within six months thereafter, and (v) will not have a readily ascertainable fair market value as defined in Treasury Regulation Section 1.83-7(b) immediately after the Distribution and within six months thereafter.

16.    For each of the past five years, (a) CombiMatrix has directly conducted the CombiMatrix Business, and (b) the CombiMatrix Business has had gross receipts and operating expenses representative of the active conduct of a trade or business, and, in this connection, has had employees performing active and substantial management and operational functions. There have been no substantial operational changes to the CombiMatrix Business since August 30, 2006, the date Internal Revenue Service issued a Private Letter Ruling to Acacia regarding the Distribution, a copy of which is attached as Exhibit 1 hereto.

17.    The employee payroll expense, headcount information and description of employees’ titles, functions and types of duties set forth in Exhibit 2 attached hereto and relating to the CombiMatrix Business are true, correct and complete in all material respects.

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18.    There has not been a substantial change in the type of business conducted or the method of conducting the CombiMatrix Business during the five-year period ending on the date hereof.

19.    The assets and businesses which were acquired within the past five (5) years in taxable transactions, do not form part of the assets and businesses upon which CombiMatrix or any of its businesses relies to satisfy the active conduct of a trade or business test set forth in Section 355(b)(2).

20.    None of the real property, intellectual property, or other intangible property historically occupied or used by the CombiMatrix Business will be separated in the transaction from its business.

21.    The gross assets of the CombiMatrix Business trade or business to be directly conducted by CombiMatrix and relied upon by CombiMatrix to satisfy the active trade or business requirement of Section 355(b) will have a fair market value that is five percent (5%) or more of the total fair market value of the gross assets of CombiMatrix immediately following the Distribution.

22.    Following the Distribution, Acacia and CombiMatrix will each continue the active conduct of its business, independently and with its separate employees. Additionally, following the Distribution, neither Acacia nor CombiMatrix will share the services of any employees, and there are no planned or intended substantial reductions in business activity for any active business.

23.    Payments, if any, made in connection with all continuing transactions between Acacia and CombiMatrix (or any of their affiliates) after the Distribution will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm’s length.

24.    CombiMatrix has no plan or intention not to continue, and during the one-year period following the Distribution will continue, the active conduct of its businesses, as constituted immediately after the Distribution, independently and with its separate employees, and it will use a significant portion of its business assets as so constituted in such businesses.

25.    CombiMatrix is not an investment company within the meaning the Section 368(a)(2)(F)(iii) and (iv) of the Code.

26.    CombiMatrix has no plan or intention to, and will not during the one-year period following the Distribution, liquidate, merge with any other corporation or sell or otherwise dispose of any of its historic assets or businesses subsequent to the Distribution, except for (a) sales or dispositions in the ordinary course of business, (b) transactions described in Section 368(a)(2)(C) of the Code, or (c) sales or other dispositions of assets of such corporation having a gross fair market value (determined based on disposition proceeds, including the assumption of debt) that in the aggregate does not exceed fifty percent (50%) of the total fair market value of such company’s assets.

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27.    At the time of the Distribution, CombiMatrix will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in CombiMatrix, except for certain employee stock options and the AR-CBMX Warrants.

28.    CombiMatrix has no plan or intention to, and for a period of one (1) year following the Distribution will not, transfer or cause to be transferred any assets held by CombiMatrix to an affiliate in a transaction described in Section 351 or Section 118 of the Code.

29.    The Distribution transaction is not used principally as a device for the distribution of the earnings and profits of Acacia or CombiMatrix or both.

30.    For purposes of Section 355(d), immediately after the Distribution, no person (determined after applying Section 355(d)(7)) will hold stock possessing fifty percent (50%) or more of the total combined voting power of all classes of CombiMatrix stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of CombiMatrix stock, that was acquired by purchase (as defined in Sections 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of the Distribution.

31.    The Distribution is not part of a plan or series of related transactions (within the meaning of Section 1.355-7T) pursuant to which one or more persons will acquire, directly or indirectly, stock possessing a 50-percent or greater interest (within the meaning of Section 355(d)(4)) in Acacia or CombiMatrix (including any predecessor or successor of any such corporation).

32.    During the two (2)-year period beginning on the Distribution Date, CombiMatrix will not engage in any transaction or transactions which is part of a plan (or series of related transactions) related to the Distribution pursuant to which one or more persons acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in CombiMatrix or will be treated as acquiring such interest pursuant to Section 355(e) as a result of the acquisition of assets of CombiMatrix or otherwise, all within the meaning of Section 355(e).

IN WITNESS WHEREOF, I have, on behalf of the Company, executed this CombiMatrix Tax Representation Letter this December [___], 2006.

/s/ Amit Kumar Amit Kumar President and Chief Executive Officer

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Schedule 3.02(c)

Pre-Distribution Tax-Free Transactions

Contribution of stock of CombiMatrix K.K. by Acacia to CombiMatrix Corporation. Contribution of stock of Advanced Material Sciences by Acacia to CombiMatrix Corporation.